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                                AMENDMENT NO. 1                 EXHIBIT 5(l)

 Amendment No. 1, effective April 1, 1997 (the "Amendment"), with respect to the Management Agreement between Allmerica Investment Management Company, Inc. (the "Adviser") and Allmerica Investment Trust (the "Trust") dated July 1, 1992 (the "Agreement"), as supplemented.

 The Trust and the Adviser amend the Agreement as it relates to the Small-Mid Cap Value Fund (formerly the Small Cap Value Fund), one of the series of the Trust, to provide that the fee paid to the Adviser will be computed daily and paid monthly at an annual rate based on the Fund's average daily net assets, as set forth below:

                  Net Assets                    Fee Rate
                  First $100 million              1.00%
                  Next $150 million               0.85%
                  Next $250 million               0.80%
                  Next $250 million               0.75%
                  Over $750 million               0.70%

 This Amendment does not intend to and does not otherwise alter or amend the Agreement which remains in full force and effect.



                                 Allmerica Investment Trust


                                 By: /s/ Thomas P. Cunningham
                                    --------------------------
                                 Date:  4/1/97
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                                 Allmerica Investment Management Company, Inc.


                                 By: /s/ Richard M. Reilly
                                    --------------------------
                                 Date:  4/1/97
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